Exhibit 99.1

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

The following additional disclosures (changes marked, with new text bold and underlined and deleted text bold and strikethrough) amend and supplement the information provided in the Proxy Statement/Prospectus dated April 18, 2013 of Plains Exploration & Production Company (the “Proxy Statement”).

PROPOSAL NO. 1—THE MERGER

Opinion of PXP’s Financial Advisor—Discounted Cash Flow Analysis (pages 57 – 58 of the Proxy Statement)

The second paragraph under the heading “Opinion of PXP’s Financial Advisor” and the sub-heading “Discounted Cash Flow Analysis” is revised as follows:

To calculate the estimated enterprise value range of PXP using discounted cash flow analysis, Barclays added (i) projected after-tax unlevered free cash flows for fiscal years 2013 through ~~2016~~2017 based on the PXP Projections, as adjusted by PXP management for strip prices as of November 1, 2012 to (ii) the “terminal value” of PXP, as of December 31, ~~2016~~2017, and discounted such amounts to their net present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 10.0% to 12.0%. The discount rates were based on Barclays’ analysis in accordance with the capital asset pricing model of the weighted average cost of capital for PXP as well as the weighted average cost of capital for oil and gas exploration and production (“E&P”) companies with similar size and similar credit ratings, as applicable. The residual value of PXP at the end of the forecast period, or “terminal value”, was estimated by applying enterprise value multiples ranging from 4.5x to 5.5x to PXP’s ~~2016~~2017 estimate of earnings before interest, taxes and depreciation and amortization (“EBITDA”). Such enterprise value multiples were derived using information from the comparable companies analysis and based upon Barclays’ professional judgment. The enterprise value range for PXP yielded by the PXP discounted cash flow analysis implied an equity value range for PXP of $33.97 to $57.25 per PXP share, which Barclays noted was in line with the implied value, as of December 4, 2012, of the merger consideration to offered to PXP stockholders in the transaction of $50.00 per PXP share (based on FCX’s closing stock price as of December 4, 2012).

Certain Unaudited Financial Forecasts Prepared by the Management of PXP (pages 65 - 67 of the Proxy Statement)

The eighth, ninth and tenth paragraphs under the heading “Certain Unaudited Financial Forecasts Prepared by the Management of PXP” are revised as follows:

PXP’s financial forecasts were prepared utilizing the following annual average commodity reference prices for crude oil and natural gas:

	2013E	2014E	2015E	2016E	2017E
Brent Oil Price ($/bbl)	$110.00	$110.00	$110.00	$110.00	$110.00

NYMEX Gas Price ($/mcf)	$3.00	$4.00	$5.00	$5.00	$5.00

The PXP financial forecasts were based on PXP’s estimated annual crude oil, natural gas liquids, and natural gas sales volumes as follows (liquid volumes expressed in thousand barrels; natural gas volumes expressed in million standard cubic feet):

	2013E	2014E	2015E	2016E	2017E
Oil Sales (MBbl)	40,668	44,906	50,940	53,676	59,068

NGL Sales (MB)	3,184	3,281	3,505	3,793	3,210

Gas Sales (Mmcf)	77,141	72,036	80,794	97,324	112,333

The summarized financial information below represents PXP’s estimated annual results for 2013, 2014, 2015, ~~and~~ 2016 and 2017 based on the above referenced assumptions (figures expressed in millions of dollars):

	2013E	2014E	2015E	2016E	2017E
EBITDA(1)	$3,495	$3,818	$4,460	$4,803	$5,332

Discretionary Cash Flow(2)	$2,876	$3,235	$3,801	$4,022	$4,403

Net Income	$527	$745	$1,017	$1,118	$1,300

(1)	EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for net income (loss) or cash flow from operating activities prepared in accordance with GAAP. EBITDA represents discretionary cash flow adjusted for interest and taxes.
(2)	Discretionary cash flow is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for cash flow from operating activities prepared in accordance with GAAP. Discretionary cash flow represents cash flow from operating activities adjusted for changes in working capital, reclassified derivative settlements, capitalized interest expense, cash debt extinguishment costs, non-cash production costs, and other amortization costs.